FIRST AMENDMENT TO

DISTRIBUTON AGREEMENT

This First Amendment (the “Amendment”) to the Distribution Agreement (the “Agreement”) dated as of July 31, 2016 by and between Advisers Investment Trust, a Delaware statutory trust on behalf of the Funds advised by J O Hambro Capital Management Limited as listed on Exhibit A of the Agreement (the “Trust”) and BHIL Distributors, LLC, a Delaware limited liability company (“Foreside”) is entered into as of March 31, 2017 (the “Effective Date”).

WHEREAS, Foreside and the Trust (the “Parties”) desire to amend the Agreement to reflect (i) the Trust is changed from a Ohio business trust to a Delaware statutory trust; (ii) a new Trust address in Gahanna, Ohio instead of Columbus, Ohio and (iii) a copy of the “Agreement and Declaration of Trust” is on file with Secretary of the State of Delaware;

WHEREAS, Section 15 of the Agreement requires that amendments to the Agreement be made in writing and executed by all parties.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Foreside and the Trust hereby agree as follows:

1.    Capitalized terms not otherwise defined herein shall have the same meanings as set forth in the Agreement.

2.    The introduction provision of the Agreement is hereby amended to state that Advisers Investment Trust is a Delaware statutory trust.

3.    Section 14 of the Agreement is hereby amended to reflect that notices to the Client shall be sent to:

690 Taylor Road, Suite 210

Gahanna, Ohio 43230

4.    The last sentence of Section 19 of the Agreement is hereby amended to provide that a copy of the “Agreement and Declaration of Trust” is on file with the Secretary of State of Delaware.

5.    Except as expressly amended hereby, all of the provisions of the Agreement shall remain unamended and in full force and effect to the same extent as if fully set forth herein.

6.    This Amendment shall be governed by, and the provisions of this Amendment shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the Effective Date.

ADVISERS INVESTMENT TRUST		BHIL DISTRIBUTORS, LLC
On behalf of the Funds advised by J O Hambro Capital Management Limited

By:	/s/ Dina Tantra	By:	/s/ Mark Fairbanks
Name:	Dina Tantra	Name:	Mark Fairbanks
Title:	President	Title:	Vice President